EXHIBIT 10.1

Modine Holding GmbH

Mr. Holger Schwab
Filderstadt, 19.12.2011

SERVICE CONTRACT FOR MANAGING DIRECTOR

Dear Mr. Schwab,

Modine Holding GmbH, Arthur-B.-Modine-Strafte, 70794 Filderstadt,
represented by its shareholder Modine Manufacturing Company, the latter represented by Thomas A. Burke, its President and Chief Executive Officer

- hereinafter referred to as "Modine" -

is concluding the following managing director service contract with you, effective upon the Effective Date, defined herein:

Article 1 - Position and Scope of Duties

1.1	You are serving as Managing Director of Modine as well as of other Modine companies in Europe.

1.2	In your capacity as managing director, you are, in particular, responsible for the management of Modine's Region in Europe.

1.3
The shareholder may, at any time, appoint additional managing directors ("Geschaftsfuhrer") and/or assign different and/or additional responsibilities to you. You shall be granted single or joint signature authority, which authority can be modified or revoked by unilateral resolution of the shareholder.

1.4	You shall perform your duties as managing director by observing the diligence of a prudent businessman in accordance with the provisions of this Service Contract, Modine's Articles

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of Incorporation (Gesellsohaftsvertrag), the general and specific directives, instructions or policies given by the shareholder and in accordance with the law.

Article 2 - Other Activities

You shall devote your main working time and capacity to the fulfilment of your duties hereunder. Any other activity for remuneration and any activity which normally entitles you to remuneration, including further part time work, is subject to the prior written consent of the shareholder. The shareholder may refuse to grant such consent at its discretion.

Article 3 - Intentionally blank

Article 4 - Inventions

4.1
All rights pertaining to inventions, whether patentable or not, and to proposals for technical improvements made or submitted by you and to computer software developed by you (hereinafter jointly called "Inventions") during the term of this Service Contract shall be deemed acquired by Modine and compensated by your base salary agreed in Sec. 5.1 herebelow without you being entitled to any additional remuneration. You shall inform Modine or a person designated by Modine immediately of any Inventions in writing and you shall assist Modine in acquiring patent or other industrial property rights, if Modine so desires.

4.2	Subsection 4.1 above shall apply to Inventions that:

a.	are related to the business (including products and processes) of Modine, or
b.	are based on experience and know-how of Modine, or
c.	emanate from such duties of activities as are to be performed by you as a managing director within Modine, or
d.	have been made during your normal working hours.

4.3	Modine's right to Inventions acquired hereunder shall in no way be affected by any amendments to or the termination of this Service Contract.

Article 5 - Remuneration

5.1	You shall be entitled to a gross annual salary in the amount of EUR 320.000, to be paid in arrears in 12 equal monthly instalments.

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5.2
You shall furthermore be entitled to earn, in addition to 5.1, a variable remuneration according to the terms of the Modine Management Incentive Plan (MIP) and Modine Long Term Incentive Plan (LTIP). The MIP as well as the LTIP are reviewed annually by the Modine Manufacturing Company Board of Directors (or a committee thereof), which reserves the right to amend the agreed targets and the rates at any time, particularly at the beginning of each fiscal year. Your initial target level for the MIP is 50%, and for the LTIP your initial target level is fixed at 70%; both metrics apply to your base salary.

The Board of Directors (or a committee thereof) has authority over the MIP and the LTIP in all matters. Payment of the MIP or any grants of options or shares under the LTIP shall not occur until after the Board of Directors (or a committee thereof) has certified the level of achievement of the performance goals. The Board of Directors (or a committee thereof) retains the discretion to make negative adjustments to the final determination of any awards earned, including the authority to not pay under the MIP or LTIP even if the performance goals are met. The Board of Directors objective is to reward participation for achieving goals while creating shareholder value.

However, as additional consideration for your entry into this Service Contract, Modine hereby agrees that for the fiscal year of Modine ending 31.03.2013 you will receive a fixed MIP bonus of EUR 120.000,- gross, payable consistent with the customary timing associated with Modine's MIP.

5.3
Your salary shall be reviewed annually. The financial and economic situation of Modine and your personal performance shall be considered. The decision whether to increase your salary shall remain in the sole discretion of the shareholder.

5.4
By payment of the above mentioned remuneration, all activities which you have to perform under this Service Contract, including your acting for subsidiaries or affiliated companies of Modine, shall be compensated. In particular, you shall not be entitled to any additional compensation for overtime work.

Article 6 - Other Benefits

6.1
Travel expenses and other necessary expenses incurred by you in the furtherance of your duties hereunder shall, upon presentation of proper receipts, be reimbursed according to the guidelines of Modine and within the framework of the principles applicable in Germany for tax purposes.

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6.2	Modine shall provide you with a company car for business and private use according to the terms of the policy entitled "Richtlinie fur die Vergabe von Dienstwagen."

6.3
Modine shall take out accident insurance for you with the following benefits: in case of death EUR 260,000, in case of invalidity EUR 500,000. In case of total disability, this amount increases up to € 800,000. In case of your incapacity to work and continued salary payments by Modine in accordance with Sec. 7.3 herebelow, potential insurance payments shall be transferred to Modine for this period of time. The provisions of this article may be subject to occasional change as new insurance policies are negotiated.

6.4	Modine grants you pension benefits in an amount of 10 % of your basic salary in the year at issue.

Article 7 - Inability to Perform Duties

7.1
In case you shall be unable to perform your duties under this Service Contract, you shall inform Modine of such absence and its prospective duration without delay. Upon request, you shall inform Modine of the reasons for such absence.

7.2
In case of absence for medical reasons, you shall submit prior to the end of the third calendar day of your absence a medical certificate concerning your incapacity to work and its prospective duration. If the absence continues longer than indicated on the medical certificate, you shall submit a new medical certificate within three days.

7.3
In the event of incapacity to perform the duties under this Service Contract due to illness or accident or other reasons beyond your control, you shall be granted your monthly gross base salary according to Article 5.1 as well as your bonus according to 5.2 of this Service Contract for a further period of up to nine months.

Article 8 - Vacation

8.1	You shall be entitled to an annual vacation of 30 working days excluding Saturdays.

8.2	The time of vacation shall be determined in agreement with your superior, thereby taking into consideration your personal wishes and the interests of Modine.

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Article 9 - Secrecy

9.1
You shall not disclose to any third party or use for your own purposes, any confidential technical or other business information related to Modine or its affiliates which has been disclosed to you, or which has otherwise become known to you. This applies in particular to details regarding the business organization and the relation to clients, customers and suppliers as well as to the know-how of Modine. You shall not divulge such information directly or indirectly, nor shall you make it accessible for third parties or allow such information to be transmitted to persons or companies who have not received a permission to obtain such information for purposes outside Modine, neither for yourself, nor for third parties. This obligation shall apply during the term of this Service Contract and thereafter.

9.2
Business records of any kind, including private notes concerning Modine's affairs and activities, shall be carefully kept and shall be used only for business purposes. Copies or extracts or duplicates of drawings, calculations, statistics and the like or of any other business records may only be made for business purposes.

9.3	Upon termination of this Service Contract, you shall return all business records and copies thereof. You shall have no right to retain such records.

Article 10 - Term of Employment and Notice

10.1
This Service Contract becomes effective on July 1st, 2012 (or on your first day of employment with Modine, whichever occurs first) ("Effective Date") and is entered into for a fixed term of three (3) years from the Effective Date (e.g. June 30, 2015, if the Effective Date is July 1, 2012) ("Fixed Term").

10.2
If the parties intend to extend this Service Agreement beyond the Fixed Term, then they agree to complete negotiations regarding the specific terms of such an extended Service Agreement at least 12 months prior to the end of the Fixed Term.

10.3	Modine may release you from your work duties at any time during the fixed term so long as it is based on a justified interest of Modine.

10.4
Notice of extraordinary termination, effective immediately, may be given for compelling reasons, and shall have the effect of triggering an immediate termination of this Service Contract, regardless of the Fixed Term.

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10.5	Notice of termination must be given in writing.

Article 11 - Final Provisions

11.1	Any amendments of or additions of this Service Contract shall be made in writing in order to be effective.

11.2
You agree to a publication of this Service Agreement along with all remuneration details provided in this agreement or which become later on a part of the employment of Modine with you or any other publication of personal data required by the United States Securities and Exchange Commission or any other governmental organisation or court, and hereby waive any rights to privacy that may be extended by applicable privacy laws, to the extent they conflict with Modine's legal publication requirements.

11.3	This Service Contract and its interpretation are governed by German law.

11.4	This Service Contract represents the entire agreement and understanding of the parties.

11.5
To compensate you for the forfeiture of options and shares granted to you by your former employer as well as for the loss of the bonus for the second half of the year 2011, Modine agrees to provide you a one-time payment of EUR 165,000 gross, due and payable with the first regular salary payment after the start with Modine.

Date: 12/19/11	Date: 12/22/11

/s/ Thomas A. Burke	/s/ Holger Schwab
Modine Manufacturing Company	Holger Schwab
BY: Thomas A. Burke
President and Chief Executive Officer

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